UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2011

Medical Connections Holdings, Inc.
 (Exact name of registrant as specified in its charter)

Florida	333-72376	65-0920373
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4800 T Rex Avenue, Suite 310,
Boca Raton FL 33431
(Address of Principal Executive Office) (Zip Code)

(561) 353-1110
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 4.01.  Changes in Registrant's Certifying Accountant

(a) Dismissal of independent registered public accounting firm

On  June 30, 2011, the Board of Directors of Medical Connections Holdings, Inc. (the “Company”) dismissed De Meo, Young, McGrath (“DYM”), as the Company’s independent registered public accounting firm.

The reports of DYM on the Company’s financial statements as of and for the years ended December 31, 2010 and December 31, 2009 contained no adverse opinion or disclaimer of opinion nor was qualified or modified as to uncertainty, audit scope, or accounting principle.

During the recent fiscal years ending December 31, 2010 and December 31, 2009 and the subsequent period through May 31, 2011, there have been no (i) disagreements with DYM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to DYM’s satisfaction, would have caused DYM to make reference to the subject matter of the disagreement(s) in connection with its reports; or (ii) “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided DYM with a copy of the above disclosures and requested that DYM furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statement. A copy of DYM’s letter, dated July 5, 2011 is filed as Exhibit 16.1 to this Current Report on Form 8-K.

(b) New independent registered public accounting firm

On June 30, 2011, the Board of Directors of the Company engaged Grant Thornton, LLP ("GT”), as the Company’s new independent registered public accounting firm.

During the recent fiscal years ending December 31, 2010 and December 31, 2009, and the subsequent interim period prior to the engagement of GT, the Company has not consulted GT regarding (i) the application of accounting principles to any specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Company’s financial statements, or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv)) or a reportable event (as defined in Item 304(a)(1)(v)).

Item 5.02.  Compensatory Arrangements of Certain Officers

Bonus Payments to Executives, Series C Preferred Stock and Restructuring

On  June 30, 2011, the Company's Board of Directors (the "Board") approved the grant of bonus payments to Mr. Neill,  Mr. Nicolosi and Mr. Rosenfeld for exceptional services rendered in fiscal 2011 and to ensure continuity of management at the Company during its new growth initiatives. These services rendered by Mr. Nicolosi, Mr. Neill and Mr. Rosenfeld included, but are not limited to identifying implementing certain operational changes in the Company's business. In the first quarter of fiscal 2011, in which the Company's operating revenues increased by 42.1% in the first quarter of 2011 and negotiating the settlement of a litigation matter with Nightingale Nurses, LLC. The Board authorized the Company to make these bonus payments by issuing 30,000 shares of the Company's Series C Preferred Stock to each of Mr. Rosenfeld, Mr. Neill and Mr. Nicolosi.

In addition, on June 30, 2011, Mr. Nicolosi and the Board agreed that, in an effort to simplify the Company's capital structure, the Company shall cancel 50,000 shares of the Company's Series B Preferred Stock held by Mr. Nicolosi in exchange for 5,000 shares of the Company's Series C Preferred Stock issued to Mr. Nicolosi.

Each share of Series C Preferred Stock has 100 votes per share and will vote together with holders of the Company's common stock  as a single class on all matters presented to  the Company's shareholders at an annual or special meeting (or pursuant to written consent), except with respect to the matters relating to the election of directors. The Series C preferred stock is not convertible into shares of the Company's common stock and does not have any liquidation or dividend preferences. The holders of a majority of shares of the Company's Series C Preferred Stock will have the right to appoint a majority of the directors serving on the Company's Board. As a result of the issuance of an aggregate of 90,000 shares of the Company's Series C Preferred Stock to Messrs. Neill, Nicolosi and Rosenfeld, their voting ownership in the Company has increased from approximately 55.33%  to 67.53%. As described above, the Board granted shares of Series C Preferred Stock to Messrs. Rosenfeld, Neill and Nicolosi as bonuses for exceptional services provided to the Company. Additionally, the Board authorized the issuance because it deemed it in the best interest of the Company for Mr. Neill, Mr. Nicolosi and Mr. Rosenfeld to retain management control so the Company can implement its acquisition strategy.  It may be necessary for the Company to issue or sell additional securities in implementing its acquisition strategy which could result in dilution and a possible change in control of the Company. With the issuance of the shares of the Company's Series C Preferred Stock, Mr. Neill, Mr. Nicolosi and Mr. Rosenfeld will be able to focus on the Company's long term strategy.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

16.1           Letter from De Meo, Young, McGrath dated July 5, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MEDICAL CONNECTIONS HOLDINGS, INC.

Date: July 5, 2011	By:	/s/ Anthony J. Nicolosi
Anthony J. Nicolosi
President

EXHIBIT INDEX

16.1           Letter from De Meo, Young, and McGrath dated July 5, 2011